      As filed with the Securities and Exchange Commission on May 26, 1995




                                                  Registration File No. 33-85296


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                         ______________________________


                               AMENDMENT NO. 1 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________

                           GEOTEK COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   22-2358635
                     (I.R.S. Employer Identification Number)

                                  20 CRAIG ROAD
                           MONTVALE, NEW JERSEY  07645
                                 (201) 930-9305
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               ANDREW SIEGEL, ESQ.
                          GENERAL COUNSEL AND SECRETARY
                           GEOTEK COMMUNICATIONS, INC.
                                  20 CRAIG ROAD
                           MONTVALE, NEW JERSEY  07645
                                 (201) 930-9305
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ______________________________


                                 With a copy to:

                              Wayne D. Bloch, Esq.
                         Gerald F. Stahlecker III, Esq.
                   Klehr, Harrison, Harvey, Branzburg & Ellers
                               1401 Walnut Street
                             Philadelphia, PA  19102
                                 (215) 568-6060


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                         ______________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE



- ---------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED                PROPOSED
        TITLE OF EACH CLASS                  AMOUNT                 MAXIMUM                  MAXIMUM                AMOUNT OF
          OF SECURITIES TO                    TO BE              OFFERING PRICE             AGGREGATE             REGISTRATION
           BE REGISTERED                   REGISTERED              PER SHARE             OFFERING PRICE                FEE
- ---------------------------------------------------------------------------------------------------------------------------------

 Common Stock,                            $36,000,000                  --                  $36,000,000          $12,413.79
 $.01 par value                         1,000,000 shares             $7.75                 $7,750,000           $ 2,672.41(1)(2)

                                                                                                       Total    $15,086.20(2)
- ---------------------------------------------------------------------------------------------------------------------------------


(1) In accordance with section (c) of Rule 457 under the Securities Act of 1933, the registration fee payable in connection herewith has been calculated based upon the closing sale price for the Registrant's Common Stock on May 22, 1995 (as reported on the NASDAQ National Market).

(2) $1,015.09 of such registration fee was paid at the time of the original filing of this registration statement.




     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS


                           GEOTEK COMMUNICATIONS, INC.
           ISSUANCE AND SALE OF UP TO $36,000,000 OF COMMON STOCK AND
       RESALE BY SELLING SHAREHOLDERS OF UP TO $36,000,000 OF COMMON STOCK
                      AND 1,000,000 SHARES OF COMMON STOCK



     This Prospectus concerns the issuance and sale to the Selling Shareholders (as defined herein), from time to time, of up to an aggregate of $36,000,000 of the common stock, par value $.01 per share (the "Common Stock"), of Geotek Communications, Inc., a Delaware corporation ("Geotek" or the "Company"), upon the conversion of senior secured convertible notes, due March 1998, in the aggregate principal amount of $36,000,000 (the "Notes"). The Notes were issued by the Company to the Selling Shareholders on March 30, 1995 and are convertible into Common Stock in accordance with an incremental conversion schedule beginning on September 30, 1995. See "Selling Shareholders and Related Information." All shares of Common Stock issuable upon conversion of the Notes are hereinafter referred to as the "Note Shares."



     This Prospectus also concerns the offer and sale by the Selling Shareholders, from time to time, of the Note Shares and up to an aggregate of 1,000,000 shares of Common Stock issuable upon the exercise of warrants issued by the Company to the Selling Shareholders in connection with their purchase of the Notes and certain other notes issued by the Company in June 1994 (the "Warrant Shares," and collectively with the Note Shares, the "Shares"). See "Selling Shareholders and Related Information."



     The Company's Common Stock is listed on the NASDAQ National Market ("NNM") under the symbol "GOTK" and on the Pacific Stock Exchange ("PSE") under the symbol "GEO." On May 22, 1995, the closing sale price for the Company's Common Stock, as quoted on the NNM, was $7.75 per share.



     It is presently anticipated that sales of Shares by the Selling Shareholders hereunder will be effected, from time to time, (i) in ordinary transactions on the PSE; (ii) through dealers or in ordinary broker transactions on the NNM or otherwise; (iii) "at the market" to or through market makers or into an existing market for the Shares; (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (v) through transactions in options (whether exchange-listed or otherwise); or (vi) in combinations of any such methods of sale. The Shares held by the Selling Shareholders will be sold at market prices prevailing at the time of sale or at negotiated prices. Shares held by the Selling Shareholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares as a pledgee of the Selling Shareholders. The Selling Shareholders and brokers and dealers through whom sales of Shares may be effected may be deemed to be "underwriters," as defined under the Securities Act of 1933 (the "Securities Act"), and any profits realized by them in connection with the sale of the Shares may be considered to be underwriting compensation.


                      ____________________________________

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."
                      ____________________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


- -----------------------------------------------------------------------------------------------------------------------------
                                                            UNDERWRITING                                         PROCEEDS TO
                                     PRICE                    DISCOUNTS                PROCEEDS TO               THE SELLING
                                   TO PUBLIC               AND COMMISSIONS             THE COMPANY               SHAREHOLDERS
- -----------------------------------------------------------------------------------------------------------------------------

Per Share...........                 $(1)                     $(1)(2)                  $0(3)(4)                   $(1)(4)
- -----------------------------------------------------------------------------------------------------------------------------
Total...............                 $(1)                     $(1)(2)                  $0(3)(4)                   $(1)(4)
- -----------------------------------------------------------------------------------------------------------------------------


(1) The Note Shares will be issued and sold to the Selling Shareholders upon conversion of the Notes at conversion prices equal to 87.5% of the weighted average of the sale prices of the Common Stock on the trading day next preceding the date of conversion. It is anticipated that the Shares registered for resale by the Selling Shareholders hereunder will be sold in market or private transactions at prevailing prices, from time to time.


(2) No underwriting discounts or commissions are payable in connection with the issuance of the Note Shares upon conversion of the Notes.
(3) Upon issuance of the Note Shares in connection with the conversion of the Notes, the principal amounts otherwise payable by the Company under the Notes, up to $36,000,000 in the aggregate, will be satisfied. The Company will not receive any proceeds from the sale of Shares by the Selling
     Shareholders.
(4) The Company will pay all expenses of the offering of the Shares to which this Prospectus relates, other than, in connection with sales of Shares by the Selling Shareholders, any underwriting or broker-dealer discounts or commissions agreed to be paid by the Selling Shareholders.



                      ____________________________________


                   The Date of this Prospectus is May 26, 1995

                             ADDITIONAL INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. The Company's Common Stock is listed on both the NNM and the PSE and such reports, proxy statements and other information filed with the Commission should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street, N.W., Washington, D.C. 20006, and at the PSE facilities located at 115 Sansome Street, San Francisco, California.


     The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby (such registration statement, together with all exhibits thereto, is hereinafter referred to as the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any document filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company incorporates by reference into this Prospectus the documents listed below:


     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (as amended on Form 10-K/A filed on or about May 26, 1995);



     (2) The Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 1995;



     (3) The Company's Current Reports on Form 8-K, dated June 18, 1993 (as amended on Form 8-K/A filed on or about July 12, 1993), July 5, 1994 (as amended on Form 8-K/A filed on or about September 14, 1994), August 2, 1994 (as amended on Form 8-K/A filed on or about October 13, 1994 and Form 8-K/A filed on or about May 25, 1995), and February 27, 1995; and


     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 15, 1992.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein. Requests for such copies should be directed to Corporate Secretary, Geotek Communications, Inc., 20 Craig Road, Montvale, New Jersey 07645; telephone number (201) 930-9305.

     The Company will furnish its shareholders with annual reports containing audited financial statements and reports by independent accountants. In addition, the Company will distribute unaudited quarterly reports to its shareholders for the first three quarters of each fiscal year.

                                  RISK FACTORS



     The Shares described herein involve a substantial degree of risk. Prospective purchasers should carefully consider, among other things, the following factors:



LIMITED OPERATING HISTORY; MANAGEMENT OF GROWTH



     The Company entered the wireless communications industry in 1992 and, therefore, has limited experience in developing, establishing and operating wireless communications systems. To date, most of the Company's wireless communications services experience has been in foreign markets and has involved different technology than that to be employed by the Company in its United States target markets. In addition, the Company's only experience to date in the United States with respect to such services has been testing the Company's digital wireless communications network ("GEONET-TM-") in Philadelphia, Pennsylvania. Prospective purchasers of the Shares offered hereunder, therefore, have limited historical financial information about the Company on which to make a determination as to the prospects for the Company's wireless communications operations or financial condition and as to an investment in the Shares offered hereby.



     Although the Company has added experienced senior management and hired over 28 people for various field service positions during the last year, the Company will need to rapidly and significantly increase the number of technical, sales, management and administrative personnel that it employs as the roll-out of GEONET-TM- progresses. The Company's success will depend upon its ability to continue to attract, motivate, train and manage additional employees. Management's ability to manage the Company's growth effectively also will require it to significantly expand its operational, financial and management systems. The failure of the Company to manage its growth effectively would have a material adverse effect on the Company's future operations.



DEFICIENCY OF EARNINGS TO FIXED CHARGES; CONTINUED LOSSES



     On a consolidated basis, the Company experienced net losses from continuing operations of $2.4 million, $50.4 million and $42.4 million for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, respectively. In addition, the Company had a deficiency of earnings before interest, taxes, depreciation and amortization ("EBITDA") of $0.9 million, $15.2 million and $34.2 million for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, respectively. The Company anticipates that its net operating losses from operations and its EBITDA deficiency will increase significantly during the roll-out of GEONET-TM-. There can be no assurance that the Company will ever operate at profitable levels or have positive EBITDA. Until sufficient cash flow is generated from operations, the Company will have to utilize its capital resources or external sources of funding to satisfy its working capital needs.



NEED FOR ADDITIONAL FINANCING



     The Company's existing cash on hand and expected cash flow from operations will not be sufficient to fund its full roll-out of GEONET-TM- in the United States. Based on the Company's projected roll-out schedule in its 36 United States target markets and its projected loading of subscribers in these markets, the Company estimates that it will need at least an additional $350.0 million of finacing to fund GEONET-TM-'s infrastructure costs as well as operating losses and working capital needs. The Company's need for additional financing will increase if the Company experiences delays in the commercial implementation of GEONET-TM-, cost overruns or unanticipated cash needs. Moreover, additional financing may be necessary to satisfy the terms of certain financing transactions, including but not limited to, possible mandatory redemption and repayment obligations of the Company in connection with the Company's Series H Preferred Stock, Series I Preferred Stock,
Series K Preferred Stock and the Notes. Under certain circumstances, the Company may be required on October 31, 2000 to redeem the Series

H Preferred Stock for an aggregate price of $40.0 million (plus any accrued but unpaid dividends). In lieu of paying such redemption price in cash, the Company may satisfy this obligation by paying all or any portion of the redemption price in shares of Common Stock. In such event, the number of shares of Common Stock to be issued will be determined by multiplying the redemption price to be paid in Common Stock by 150% and dividing the resulting price by the market price of the Common Stock. In addition, in the event of certain circumstances constituting a change in control of the Company, the Company is obligated to offer to redeem the Series I Preferred Stock and Series K Preferred Stock for their aggregate stated value, in each case approximately $10.0 million
(plus accrued but unpaid dividends), payable in cash or shares of Common Stock at the Company's option. An event of default under the Notes could result in an acceleration of the Company's obligations thereunder to repay the unpaid balance of the $36.0 million original principal amount thereof, plus an amount of interest equal to the amount the holders thereof would otherwise be entitled to receive through maturity.



     Additional financing also may be required to fund, or as a result of the consummation of, acquisitions of additional spectrum and businesses. The amount of additional funding required will depend upon the timing of such expenditures, the availability of cash flow from operations and, to the extent applicable, the availability of lease and vendor financing. It is presently anticipated that additional financing, if obtained, would be obtained from one or more sources, including, but not limited to, equity or debt financing (whether through public or private offerings), exercise of currently outstanding options and warrants, strategic partners, joint ventures or a combination thereof. There can be no assurance that additional financing will be available to the Company on desirable terms or at all.




COMMERCIAL IMPLEMENTATION OF GEONET-TM-



     The Company's current business plan contemplates the commercial implementation of GEONET-TM- in 36 target markets in the United States between the Summer of 1995 and the end of 1997. In each of these markets, the Company expects to gradually add subscribers and increase its service offerings. The Company expects to continue to generate negative cash flow in each of its target markets until it achieves an adequate subscriber base in each such market.



     The successful and timely implementation of GEONET-TM- will depend upon a number of factors, many of which are beyond the control of the Company, including, but not limited to, the timely and cost-effective manufacture, construction and integration of the system infrastructure and software, the acquisition and control of additional radio spectrum, the procurement and preparation of base station and remote sites, the receipt of all necessary regulatory approvals, the establishment of effective sales and marketing organizations and distribution channels and the need for additional financing.
See "-- Dependence on Third Party Providers; Adaptation of Technology for Commercial Application," "-- Need for Spectrum; Need for Transmission Sites," "-
- - Government Regulation" and "-- Need for Additional Financing." The failure or delay with respect to any of these items could adversely affect the timing of the implementation of GEONET-TM- in one or more of the Company's target markets, which could have a material adverse effect on the Company.



     The Company will make continuing hardware and software modifications to GEONET-TM- prior to, during and after the system's commercial roll-out. For example, the Company must integrate the initial GEONET-TM- data applications, which are expected to be completed in the fourth quarter of 1995, with the initial GEONET-TM- voice applications. Subsequent applications will also need to be integrated with existing GEONET-TM- applications. There can be no assurance that the Company will be able to satisfactorily complete such modifications and/or integration efforts or that they will be able to be completed in a manner that enables the Company to offer its GEONET-TM- services on a profitable basis. A failure by the Company to satisfactorily complete any such modifications or integration efforts or to complete them on a cost-effective basis could have a material adverse effect on the Company.



     To date, no other wireless service provider has been successful at providing the level of integrated voice and data services contemplated to be offered by the Company. Accordingly, in implementing GEONET-TM-, the Company may encounter unforeseen technical issues. In addition, each of the Company's United States target markets is expected to present unique technical issues due to differences in geography and the level of local development. Technical difficulties in the operation and/or performance of GEONET-TM- also may be experienced as additional subscribers are added to the system in a given market or as the coverage area in any market is increased. There can be no assurance that the Company will be able to adequately address any such issues in any given market or that such issues will be able to be addressed in a cost-effective manner. Any failure by the Company to adequately address such issues or to address them in a cost-effective manner could have a material adverse effect on the Company.



DEPENDENCE ON THIRD PARTY PROVIDERS; ADAPTATION OF TECHNOLOGY FOR COMMERCIAL APPLICATION



     The Company's digital wireless telecommunications system is being developed and commercialized by PowerSpectrum Technology, Ltd. ("PowerSpectrum"), a joint venture between the Company and Rafael Armament Development Authority ("Rafael"), an agency of the Government of the State of Israel. Although the Company owns a 56% interest in PowerSpectrum on a fully diluted basis and holds the non-Israel worldwide rights to license, market, distribute and sell the systems utilizing the technology developed by PowerSpectrum, the development of the technology and systems is dependent in large part upon the efforts of Rafael to adapt an advanced digital wireless technology known as Frequency Hopping Multiple Access-TM- ("FHMA-TM-") from a military to a commercial application, to integrate the FHMA-TM- technology with other digital technologies required for optimal commercial deployment of GEONET-TM- and, as discussed below, for the cost-effective manufacture of the base stations. In this regard, approximately 90 employees of Rafael are presently engaged on a full-time subcontract basis in the development of FHMA-TM-. If Rafael reduces its commitment to PowerSpectrum or if Rafael's continuing development efforts are not successful, the Company's prospects could be materially adversely affected.



     Neither the Company nor PowerSpectrum possess the expertise necessary to manufacture the system architecture, hardware and mobile subscriber units necessary for the commercial implementation of GEONET-TM-. Rafael has been contracted by PowerSpectrum to manufacture the system hardware for GEONET-TM-. Third parties, including Mitsubishi Consumer Electronics America, Inc. and Hughes Network Systems, Inc., will manufacture subscriber units and certain other components of the system hardware for GEONET-TM-. As a result, the Company lacks direct control over the manufacturing process and the delivery of equipment. There can be no assurance that such third parties will deliver such equipment on a timely basis or that the Company will be able to successfully integrate such components and hardware in a cost effective system on a timely basis, if at all. The Company has only a single manufacturing source for certain of the components of GEONET-TM- system hardware, including the base stations and subscriber units. Although the Company believes that it can obtain all components necessary to build GEONET-TM- from other sources, delays may be encountered in the event of a component shortage because of the time it may take to identify substitute sources and manufacture substitute components. A failure by the Company to obtain hardware components on a timely basis or at satisfactory prices could adversely affect the ability of the Company to roll-out and market GEONET-TM-, which could have a material adverse effect on the Company. See "-- Commercial Implementation of GEONET-TM-."



     The Company has engaged International Business Machines Corporation ("IBM") to manage the preparation and construction of each of its base stations and remote sites. This arrangement is terminable at will by either party. A failure by IBM to manage the preparation and construction of the Company's base stations and remote sites could have a material adverse effect on the Company. See "-- Commercial Implementation of GEONET-TM-."



COMPETITION



     Although the Company believes that the quality, array and flexibility of services to be offered by the Company through GEONET-TM- will meaningfully differentiate such services from those offered by other wireless communications providers in the Company's target markets, the Company will fact significant competition from such other providers. The Company expects to experience competition for each type of service it intends to offer from existing dispatch, cellular telephony, paging and public data service providers. In addition, the Company expects to experience competition from manufacturers of Private Mobile Radio ("PMR") equipment, which target existing private network operators and specialized mobile radio ("SMR") customers and urge them to build or upgrade their own private networks rather than utilize SMR service providers. Many of these providers and manufacturers are more established, have greater name recognition, have larger sales staffs and/or have greater financial resources than the Company.



     NEXTEL Communications, Inc. ("NEXTEL") has announced plans to construct a nationwide digital Enhanced Specialized Mobile Radio ("ESMR") network and is offering services in several cities. NEXTEL has also secured a significant number of 800 MHz SMR channels in twenty of the largest United States markets. In addition, OneComm Corp. ("OneComm") has constructed an ESMR network in several cities. Furthermore, several large SMR providers are positioning themselves to compete for wireless voice and data traffic and have announced plans to construct digital ESMR networks utilizing equipment manufactured primarily by Motorola. These providers include Dial Page, Inc. ("Dial Page") and Pittencrieff Communications, Inc. ("Pittencrieff"). Motorola has announced agreements to transfer its 800 MHz SMR licenses to NEXTEL, OneComm and Dial Page in consideration for equity positions in those companies. Motorola will remain the largest SMR service provider in the 900 MHz band utilizing analog equipment, and to the extent that Motorola is the largest provider of PMR equipment, such company may be deemed to be an indirect competitor of the Company. In 1994, NEXTEL announced plans to acquire OneComm and Dial Page.



     The Company also may face competition from technologies and services introduced in the future. In March 1995, the Federal Communications Commission ("FCC") completed auctions for Personal Communications Services ("PCS") licenses in most telecommunications markets within the United States. PCS could compete with services to be offered by the Company. The FCC also may license additional spectrum for other wireless services. Although satellite technology currently is prohibitively expensive for use in urban areas, it is possible that such technology ultimately could be developed to permit urban use equal to or superior to that available through SMR systems, which would result in increased competition for the Company's services. The commercialization of any such technologies could have a material adverse effect on the Company. See "-- Rapid Technological Changes."



     Many of the target customers for GEONET-TM- currently use other wireless communications services. In order to be successful, the Company will need to migrate a portion of its target customers from their existing services to those provided by the Company over GEONET-TM-. The Company's ability to migrate its target customers over to its services will be highly dependent on the perceived utility of the Company's services to its target customers as compared to the services currently utilized by such customers. Because there currently is no integrated wireless communications network commercially available that is comparable to that expected to be offered by the Company over GEONET-TM-, the extent of the demand for the Company's wireless communications services cannot be predicted with any degree of certainty. The demand for the Company's integrated digital wireless communications services also could be affected by other matters beyond its control, such as the future cost of subscriber equipment, marketing and pricing strategies of competitors and general economic conditions.



     The Company also experiences competition for each of its products and services other than GEONET-TM- in the markets in which it sells such products and services. Such competition is expected to remain strong for the foreseeable future.



     The Company also expects to experience competition for radio spectrum from existing and future providers of wireless communications services. The Company also expects to experience competition for communications tower space. See "-- Need for Spectrum; Need for Transmission Sites."



GOVERNMENT REGULATION



     The licensing, construction, operation and acquisition of SMR systems in the United States are regulated by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). During 1994, the FCC initiated several regulatory proceedings with wide-ranging implications for the wireless telecommunications industry. A primary intent of these recent amendments was to encourage competition among mobile communications service providers by removing regulatory distinctions between common carriers such as cellular telephone companies and private carriers such as SMR service providers. Although the Company will not be required to comply with most of these regulatory changes prior to 1996, the regulations may materially impact the Company's operations in the future. For example, the Company will be required to provide services on a "nondiscriminatory basis" and on terms that are not "unjust and unreasonable," as such terms are defined by the Communications Act. In addition, the FCC may, in the future, require that the Company provide equal access to its wireless services to other wireless and wireline communications providers and interconnection to wireline and wireless entities. The FCC may, in the future, specify by rule other common carrier regulations that would apply to commercial mobile service providers such as the Company. Moreover, the FCC did not delay the effective date of the applicability of its rules concerning foreign investment in and management and/or participation in any entity holding an FCC license. However, the FCC did provide a mechanism for newly re-classified providers to petition for a waiver of these limitations. The Company filed a petition to retain its foreign directors and officers, including certain executive officers of the Company the loss of the services of which could adversely effect the conduct of the Company's business, which petition remains pending before the FCC. If the waiver is not granted, this limitation could restrict the Company's ability to retain foreign directors and officers. See "-
- - Dependence on Key Personnel." These limitations may also affect the Company's ability to secure foreign financing through the sale of shares of Common Stock or Common Stock equivalents and to issue Common Stock in the acquisition of foreign subsidiaries. The FCC may specify by rule other common carrier regulations that would apply to commercial mobile services providers such as the Company. The Company cannot predict the effect of any of these regulations or any future regulation adopted by the FCC on the Company's operations. Moreover, there has been little experience in the interpretation and implementation of these regulations. Future interpretations or practices with respect to such regulations could have a material adverse effect on the Company.



     The Company has been granted a waiver to construct and activate certain systems it has acquired. In the event the Company fails to construct or activate such systems in accordance with the dates set forth in the waiver, the Company could lose the waiver and lose all of the frequencies covered by such waiver which have not been constructed or activated. The Company's waiver is currently subject to a pending challenge that was filed by a third party with which the Company failed to negotiate a satisfactory management agreement. The Company believes that this challenge is without merit and is vigorously opposing it. A loss of the frequencies covered by such waiver that have not been constructed or activated would have a material adverse effect on the Company.



     The Company intends to acquire additional SMR licenses. There can be no assurance that the Company will be successful in its efforts to negotiate the acquisition of all licenses it seeks to acquire or in its efforts to obtain regulatory approval therefor. In addition, there can be no assurances that any licenses currently owned or acquired in the future by the Company will be renewed. The failure of the Company to renew existing or future SMR licenses would have a material adverse effect on the Company.



     All of the equipment utilizing the Company's technology, to the extent it is used to send or receive signals, must meet FCC criteria. Although GEONET-TM-base stations have received such approval and the mobile subscriber units have been designed to meet FCC standards, there can be no assurance that the subscriber units will meet such criteria. A failure of the Company's subscriber units to meet FCC standards could have a material adverse effect on the Company.



     Future changes in regulation or legislation affecting digital wireless telecommunications services or the allocation by the FCC or Congress of additional spectrum for services that compete with such service could adversely affect the Company's business.



NEED FOR SPECTRUM; NEED FOR TRANSMISSION SITES



     The Company will require additional spectrum to add capacity and to service anticipated demand in certain of its target markets, including in certain of its 1995 and 1996 markets. Moreover, a significant portion of the Company's existing radio spectrum in Philadelphia, New York City, Washington, Chicago, Dallas and Houston is subject to management agreements with Motorola. The Company intends to enter into several of these markets in 1995. The Company cannot utilize this radio spectrum until such management agreements are terminated. In November 1994, Motorola and NEXTEL entered into a consent decree with the federal government pursuant to which NEXTEL and Motorola agreed that, upon effectiveness of the consent decree, they will take steps to reduce their ownership and management of radio spectrum in certain U.S. markets including each of the above-referenced markets, so that they collectively own and/or manage no more than thirty 900 MHz channels in such markets. The consent decree further provides that any Motorola management agreements will be terminable at the sole option of the party owning the license upon 120 days notice to Motorola. The consent decree allows Motorola to refuse to terminate such management agreements when Motorola and NEXTEL together control (including by management agreement) 30 or fewer 900 MHz channels in the licensee's market (including the managed channel as to which the termination of the agreement is being sought). The consent decree is subject to, and expected to become effective upon, approval of the consent decree by the United States District Court for the District of Columbia. There can be no assurance that the District Court will approve the consent decree, or will approve it in its current form. There also can be no assurances that Motorola will not retain its management rights over some or all of the radio spectrum owned by the Company in these U.S. markets. In the event the Company is unable to terminate any of the Motorola management agreements or such ability is delayed, the Company's ability to enter into such markets may be materially adversely affected.



     As to the spectrum that the Company has entered into agreements to acquire, certain of such agreements are subject to regulatory approval, which the Company believes will be forthcoming prior to its expected roll-out in each such market. There can be no assurance that such approvals will be received on a timely basis or at all. The failure by the Company to obtain any such approvals could have a material adverse effect on the Company.

     The Company intends to acquire sufficient spectrum in each of its target markets in which it does not have sufficient spectrum to initiate service or service anticipated demand. The Company expects the FCC to auction spectrum during 1995 in each market in which the Company desires to acquire additional spectrum. Although the Company intends to bid on such spectrum to the extent such spectrum is needed, there can be no assurance that the Company will be the successful bidder for any radio spectrum auctioned by the FCC. In addition, the Company cannot predict the cost of obtaining licenses for additional spectrum since such costs are determined by factors beyond the Company's control, including, but not limited to, the availability of licenses and the number of competitors seeking to acquire licenses in any particular market. Although the Company believes that it will be able to acquire licenses in any particular market. Although the Company believes that it will be able to acquire sufficient spectrum in each of its U.S. markets, there can be no assurance that the Company will be able to make such acquisitions on a timely basis, if at all, or that such acquisitions will be able to be made on commercially acceptable terms. A failure by the Company to obtain sufficient radio spectrum on commercially acceptable terms and/or on a timely basis could have a material adverse effect on the Company. See "-- Commercial Implementation of GEONET-TM-."



     There are only a limited number of existing communications towers capable of providing the Company with optimal coverage area for its radio transmissions and that are capable of supporting the Company's transmission equipment. In the event the Company cannot obtain leases for existing towers, it may be required to purchase sites, receive necessary permits and build such towers, a process which the Company estimates could take up to a year to complete for each tower. If the Company is required to build new towers, the roll-out of GEONET-TM- in one or more target markets could be delayed, which could have a material adverse effect on the Company.



RAPID TECHNOLOGICAL CHANGES



     The telecommunications industry is subject to rapid and significant changes in technology which could lead to new products and services that compete with those offered by the Company or could lower the cost of current competing products and services to the point where the Company's products and services become non-competitive and the Company is required to reduce the prices of its services. While the Company is not aware of any proposed changes that will materially affect the attractiveness of its product and service offerings, the effect of technological changes on the businesses of the Company cannot be predicted. In the future, the Company expects to experience competition from new technologies such as ESMR networks, PCS and possibly satellite technology, as well as from advances with respect to existing technologies such as cellular, paging and mobile data transmission. See "-- Competition."



RISKS OF INTERNATIONAL BUSINESS



     The Company operates in and sells its products and services to clients in various countries and certain of its products and components are manufactured abroad. The Company's research and development activities are reliant upon foreign providers. Accordingly, the Company is subject to the risks inherent in conducting business across national boundaries, including, but not limited to, currency exchange rate fluctuations, international incidents, military outbreaks, economic downturns, government instability, nationalization of foreign assets, government protectionism and changes in governmental policy, any of which risks could have a material adverse impact on the Company.

DEPENDENCE ON KEY PERSONNEL



     The success of the Company will depend greatly upon the active participation and the experience of its management. The loss of the services of Yaron Eitan, the Company's Chief Executive Officer, could adversely affect the conduct of the Company's business. In addition, the successful implementation of the Company's business plan will depend, to a large extent, upon the ability of the Company's and its subsidiaries' engineers and scientific personnel to perfect and improve upon existing and proposed products. The loss of some or all of such personnel, the inability of the Company to attract additional personnel, or the inability of such persons to design such systems or to continue product enhancement will directly inhibit the ability of the Company to sell its products and services and to operate profitably.



INFLUENCE BY SIGNIFICANT STOCKHOLDERS; PREEMPTIVE RIGHTS



     As of May 15, 1995, approximately 14.5 million shares, or 24.6% of the total voting power of the Company's Common Stock (on a fully diluted basis but without giving effect to the exercise of the options held by Vanguard Cellular Systems, Inc. ("Vanguard")), were beneficially owned by the directors and executive officers of the Company and their affiliates. Consequently, the Company's directors and executive officers will be able to exert significant influence with respect to all matters upon which stockholder approval is required.



     Of the amounts discussed above, 5,295,514 shares, or 9.3% of the Company's Common Stock on a fully diluted basis, are beneficially owned by a group of investors including George Soros (the "Soros Group"), whose affiliate, Purnendu Chatterjee, is a director of the Company. In addition, as of May 15, 1995, Vanguard owned 2.8 million shares or 5.4% of the Company's outstanding Common Stock. However, assuming full exercise of the options held by Vanguard as of such date, 12.8 million shares, or 20.8% of the Company's Common Stock on a fully diluted basis, would be beneficially owned by Vanguard. With respect to certain issuances of voting securities by the Company, Vanguard and the Soros Group have the preemptive right to purchase voting securities of the Company, at the same price and the same terms as the Company may offer to third parties, in an amount sufficient to maintain Vanguard's or the Soros Group's percentage interests, as applicable, in the voting securities of the Company on a fully diluted basis.



     Winston Churchill, the Chairman of the Board of the Company, Yaron Eitan, the President and Chief Executive Officer of the Company, Evergreen Canada-Israel Investment & Co., Ltd. ("Evergreen"), S-C Rig Investments-III, L.P., the Soros Group's vehicle for investment in the Company ("S-C Rig"), and Vanguard have agreed to vote their shares to elect a representative of each of Evergreen, S-C Rig and Vanguard, respectively, to the Board of Directors of the Company (although no representative of Evergreen currently is a member of the Board of Directors). This obligation shall continue with respect to each of the parties for so long as Vanguard, S-C Rig and Evergreen beneficially own at least 2,500,000, 2,500,000 and 1,000,000 shares of Common Stock, respectively. In the event that the beneficial ownership of any such party drops below its designated ownership level, then the agreement terminates with respect to such party only and the agreement continues in full force and effect with respect to the remaining parties thereto. Mr. Purnendu Chatterjee is the designated representative of S-C Rig; and Mr. Haynes G. Griffin is the designated representative of Vanguard. In addition, the Company has agreed, pursuant to an agreement entered into in connection with the Company's acquisition of Metro Net Systems, Inc. to use its best efforts to cause the election of Mr. Richard Krants as a director of the Company through the 1996 fiscal year. The Company has also agreed to use its best efforts to have Mr. Eitan elected as a member of the Board of Directors during the term of his employment.

PATENT ISSUES



     The Company protects its proprietary information by way of confidentiality and non-disclosure agreements with employees and third parties who may have access to such information. The Company continually reviews its technology developments in order to file patent applications and has filed patent applications with respect to certain aspects of the FHMA-TM- technology and GEONET-TM- in Israel and expects to file additional patent applications in Israel and the United States. Generally, the Company intends to file all patent applications in the United States and Israel and in such other countries as it deems appropriate. There can be no assurance that such applications will be granted. There can be no assurance that any patents issued will afford meaningful protection against competitors with similar technology or that any patents issued will not be challenged by third parties. There also can be no assurance that others will not independently develop similar technologies, duplicate the Company's technologies or design around the patented aspects of any technologies developed by the Company. Many patents and patent applications have been filed by third parties with respect to wireless communications technology. The Company does not believe that its technology infringes on the patent rights of third parties. However, there can be no assurance that certain aspects of the Company's technology will not be challenged by the holders of such patents or that the Company will not be required to license or otherwise acquire from third parties the rights to use certain technology. The failure to overcome such challenges or obtain such licenses could have a material adverse effect on the Company's operations.



DIVIDENDS ON COMMON STOCK NOT LIKELY



     The Company has not declared or paid any cash dividends on its Common Stock since commencing operations and does not anticipate paying any dividends on its Common Stock in the foreseeable future. At present, the Company is obligated to pay, for a five-year period following the issuance of the Series H Preferred Stock, cumulative dividends of $2,000,000 per year on the Series H Preferred Stock, in cash, and, for a five-year period following the issuance of the Series I Preferred Stock and Series K Preferred Stock, respectively, cumulative dividends equaling $700,000 per year on the Series I Preferred Stock and $700,000 per year on the Series K Preferred Stock, in cash or shares of Common Stock of the Company, before any cash dividends may be paid on its Common Stock. At present, the Company is current in payment of all required dividends on its outstanding preferred stock. In addition, the terms of certain indebtedness of the Company prohibit, during the term of such indebtedness, the declaration or payment of any dividend on the Company's Common Stock (other than in shares of such Common Stock).



SHARES OF COMMON STOCK RESERVED FOR ISSUANCE



     As of May 15, 1995, the Company had an aggregate of approximately 51,400,000 issued and outstanding shares of Common Stock. In addition, as of such date, the Company had reserved for issuance an aggregate of approximately 29,000,000 shares of Common Stock issuable pursuant to (i) outstanding vested and non-vested options, warrants and similar rights,
(ii) conversion of other outstanding equity securities of the Company
(including shares issuable upon conversion of the Company's preferred stock),
(iii) conversion of the Notes issued to the Selling Shareholders, and (iv) contingent obligations to issue additional shares. Pursuant to the Company's Restated Certificate of Incorporation, the Company currently has 86,000,000 authorized shares of Common Stock. The Company has included in its Proxy Statement to be delivered to shareholders in connection with its 1995 annual meeting of shareholders, a proposal that the shareholders of the Company approve an amendment to the Restated Certificate of Incorporation which would increase the authorized number of shares of Common Stock to 99,000,000, and a proposal that the shareholders of the Company approve an increase in the number of shares issuable under the Company's employee stock option plan by 1,750,000 shares. Subject to certain limitations, the persons holding such options, warrants and convertible securities may obtain the shares of Common Stock underlying such options, warrants and convertible securities at any time. The issuance of a large number of shares of Common Stock would dilute the percentage interest of other existing stockholders of the Company.



SHARES OF COMMON STOCK ELIGIBLE FOR SALE



     The Company has in the past registered for offer and sale under the Securities Act certain of the issued and outstanding shares of Common Stock and certain of the shares of Common Stock issuable upon the exercise or conversion, as applicable, of outstanding options, warrants and convertible securities held by the Company's stockholders, including certain officers, directors, employees and "affiliates" of the Company (as such term is defined pursuant to the Exchange Act). The sale of such shares would have been subject to substantial limitations in the absence of such registration. A substantial number of such shares may still be held by the registered holders thereof and available for resale under currently effective registration statements. In addition, certain stockholders of the Company hold the right (subject to certain conditions) to require that the Company register for offer and sale issued and outstanding shares of Common Stock and/or shares of Common Stock issuable upon the exercise or conversion, as applicable, of options, warrants and convertible securities. Sales of substantial amounts of such shares could adversely affect the market value of the Common Stock and, in the case of convertible securities, may effect a dilution of the book value per share of Common Stock, depending upon the timing of any such sales.



TRANSACTIONS WITH AFFILIATES


     During the period since its inception, the Company has undertaken a wide variety of financing and merger/acquisition activity which has resulted in its present corporate and financial structure. Included in such activity have been transactions which have involved persons who now serve, or who did serve at the time, as directors and officers of the Company or persons or entities related to such persons. In every instance where such transactions have involved any such persons or entities, the specific transaction has been approved unanimously by directors of the Company, including all disinterested and outside directors, with the affected parties abstaining. It is the Company's view that each such transaction has been on terms no less favorable to the Company than other similar transactions available to the Company with unaffiliated parties, if available at all. In most of such instances, such transactions have been the Company's only recourse to meet financing needs and/or business goals. Despite the foregoing, prospective purchasers may wish to consider the circumstances in which such transactions were made, the terms of such transactions and the Company's possible alternative courses of action.

                              SELLING SHAREHOLDERS
                             AND RELATED INFORMATION



     On March 30, 1995, pursuant to a Note and Warrant Purchase Agreement dated as of March 20, 1995, the Company consummated a private transaction pursuant to which it issued and sold to the Selling Shareholders the Notes and five-year warrants to purchase 700,000 shares of Common Stock at an exercise price of $8.125 per share (the "New Warrants"). The aggregate gross proceeds to the Company from the issuance and sale of the Notes and New Warrants was $36,000,000, less $25,000,000, plus accrued and unpaid interest thereon, used by the Company to retire certain senior secured notes, having an aggregate principal amount of $25,000,000, that were issued and sold by the Company to the Selling Shareholders in June 1994 (the "Old Notes'). In connection with the issuance and sale of the Old Notes, the Company issued to the Selling Shareholders five-year warrants to purchase 300,000 shares of Common Stock at an exercise price of $7.875 per share (the "Old Warrants"). The shares of Common Stock issuable by the Company upon the exercise of the New Warrants and Old Warrants have been collectively defined herein as the "Warrant Shares."



     The Notes bear interest at the rate of 14.75% per annum, payable quarterly until maturity. During each four month period beginning September 30, 1995, February 1, 1996 and June 1, 1996, up to $12,000,000 of the Notes (but no more than $250,000 on any one day) may be converted, from time to time, by the Selling Shareholders into shares of Common Stock at a conversion price equal to 87.5% of the weighted average of the sale prices of the Common Stock on the trading day next preceding the date of conversion. The Company may prepay the Notes at any time for an aggregate amount equal to the outstanding principal amount thereof, plus (i) an amount equal to the total amount of interest payable to maturity less the aggregate amount of interest theretofore paid with respect to the Notes and (ii) such number of warrants as will allow the holder to maintain its ability to acquire Note Shares as if the Notes remained outstanding.



     The Selling Shareholders are listed below. Included below concerning each Selling Shareholder is the total amount and percentage of the Company's Common Stock beneficially owned by such person, the amount subject to sale hereunder and the resulting amount and percentage if all Shares offered hereby which are owned by such person or entity are sold. Except as described herein, neither of the Selling Shareholders has held any position or office, or had any other material relationship with the Company during the past three years.




                                              PRE-OFFERING(1)(2)                                        POST-OFFERING(3)
                                              ------------------                                        ----------------

                                           TOTAL                                                   TOTAL
                                          NUMBER                                                  NUMBER
                                         OF SHARES                                               OF SHARES
                                       BENEFICIALLY       PERCENTAGE           SHARES           BENEFICIALLY       PERCENTAGE
SELLING SHAREHOLDERS                      OWNED          OF CLASS (4)          OFFERED             OWNED           OF CLASS(4)
- --------------------                   ------------      ------------          -------          ------------       ------------

The SC Fundamental                      4,106,783            7.40%            4,106,783              0                  0
  Value Fund, L.P. (5)

SC Fundamental Value                    2,201,973            4.11%            2,201,973              0                  0
 BVI, Ltd. (6)



- ----------------


                                      -15-

(1) Beneficial ownership figures include all Common Stock represented by shares of issued and outstanding Common Stock as well as shares of Common Stock issuable upon exercise or conversion of outstanding warrants, options and convertible securities, including shares of Common Stock issuable upon exercise of the New Warrants and Old Warrants and upon conversion of the Notes. Neither of the Selling Shareholders beneficially owns any Common Stock other than the Note Shares and the Warrant Shares.

(2) Assumes the full conversation of the Notes in the aggregate principal amount of $36,000,000 at a conversion price equal to 87.5% of the weighted average of the sale prices of the Common Stock as reported on the NNM on May 22, 1995 ($7.75 per share), or 5,308,756 shares of Common Stock.

(3) Assumes the sale of all Shares offered by this Prospectus by each Selling Shareholder to third parties unaffiliated with the Selling Shareholders.

(4) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, without giving effect to the 60 day limitation regarding conversion or exercise of convertible securities and warrants.

(5)  Represents 3,445,383 Note Shares and 661,400 Warrant Shares.

(6)  Represents 1,863,373 Note Shares and 338,600 Warrant Shares.




                                  LEGAL MATTERS


The validity of the Shares of Common Stock offered hereby will be passed upon by Klehr, Harrison, Harvey, Branzburg & Ellers, Philadelphia, Pennsylvania. Such firm and certain partners of such firm beneficially own, in the aggregate, 135,363 shares of the Company's Common Stock.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----


Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Incorporation of Certain Information
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Selling Shareholders and Related
 Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16





                           GEOTEK COMMUNICATIONS, INC.


                           ISSUANCE AND SALE OF UP TO
                           $36,000,000 OF COMMON STOCK
                                       AND
                         RESALE BY SELLING SHAREHOLDERS
                         OF UP TO $36,000,000 OF COMMON
                          STOCK AND 1,000,000 SHARES OF
                                  COMMON STOCK





                       ___________________________________

                                   PROSPECTUS




                                  MAY 26, 1995






                       ___________________________________




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an itemized statement of all expenses incurred or to be incurred in connection with the issuance and distribution of the securities to be registered:




     Registration fee* . . . . . . . . . . . . . . . . . . .  $15,086.20
     Blue sky filing fees and expenses . . . . . . . . . . .    5,000.00
     Transfer agent and registration fee . . . . . . . . . .    1,000.00
     Printing and mailing expenses . . . . . . . . . . . . .    5,000.00
     Legal fees and expenses . . . . . . . . . . . . . . . .   20,000.00
     Accounting fees and expenses. . . . . . . . . . . . . .    7,500.00
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .    5,000.00

         Total . . . . . . . . . . . . . . . . . . . . . . .  $58,586.20

     ____________________
     *Exact; all other fees and expenses are estimates.



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     A. The Delaware Corporation Law provides that, to the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) which he was a party to by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     B. In addition, the Company has the power to indemnify any of the persons referred to above in connection with any such actions against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such actions, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Notwithstanding the foregoing, in connection with any action or suit by or in the right of the Company to procure a judgment in its favor, the Company shall not make any indemnification as described above in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless or only to the extent that the Court of Chancery (in the State of Delaware) or the court in which such action or suit was brought shall determine, upon application, that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     C. The Company also has the power, under the Delaware Corporation Law, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any other liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section.

     D. The indemnification provided by or allowable pursuant to the Delaware Corporation Law shall or may, as applicable, continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 16.  EXHIBITS

     The following documents are filed as a part of this Registration Statement. (Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K for a Registration Statement on Form S-3.)

     (a)  Exhibits

EXHIBIT NO.





2.1 Stock Purchase Agreement, dated as of November 1, 1993, by and between the Company and S-C Rig Investments-III, L.P.(1)






2.2 Stock Purchase Agreement, dated as of December 29, 1993, by and between the Company and Vanguard Cellular Systems, Inc. and its affiliates ("Vanguard"), regarding the sale of up to an aggregate of
          12.5 million shares of the Company's Common Stock.(2)



2.3 Notarial Deed and Share Purchase Agreement, dated May 26, 1994, by and between Preussag Mobilfunk GmbH and Geotek Communications GmbH, a wholly-owned subsidiary of the Company. (3)



2.4 Notarial Deed and Share Purchase Agreement, dated July 6, 1994, by and between Quante A.G., on the one hand, and Geotek Communications GmbH and Geotek Beteiligungs GmbH, wholly-owned subsidiaries of the Company, on the other hand.(4)



*2.5 Stock Purchase Agreement, dated as of April 6, 1995, by and between the Company and European Gateway Acquisition Corp., regarding the sale of the Company's interest in Bogen Corporation and Speech Design GmbH, as amended.



4.1       Restated Certificate of Incorporation of the Company, as amended.(5)



4.2 Certificate of Designation of Series H Participating Cumulative Convertible Preferred Stock.(2)



4.3 Certificate of Designation of Series I Cumulative Convertible Preferred Stock.(5)



*4.4 Certificate of Designation of Series K Cumulative Convertible Preferred Stock.

_____________________________

*    Filed herewith.

4.5       1989 Employee Stock Option Plan, as amended, of the Company.(6)



4.6       1994 Employee Stock Option Plan of the Company.(7)



4.7 Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed February 26, 1993.(8)



4.8 Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed February 16, 1994.(5)



4.9 Note and Warrant Purchase Agreement, dated as of June 15, 1994, by and among Geotek Communications, Inc., The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(9)



4.10 Pledge Agreement, dated as of June 15, 1994, by and among Geotek Communications, Inc., Geotek Acquisition Corp., Geotek Subsidiary Industries, Inc., Bogen Corporation, U.S.I. Venture Corp. and SC Fundamental Inc., as agent for The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(9)



4.11 Senior Secured Note, dated June 20, 1994, from the Company in connection with the Note and Warrant Purchase Agreement referenced in
          Exhibit 4.9 hereof.(9)



4.12 Senior Secured Note, dated June 20, 1994, from the Company in connection with the Note and Warrant Purchase Agreement referenced in
          Exhibit 4.9 hereof.(9)



4.13 Warrant Certificate issued in connection with the Note and Warrant Purchase Agreement referenced in Exhibit 4.9 hereof dated June 20, 1994.(9)



4.14 Warrant Certificate issued in connection with the Note and Warrant Purchase Agreement referenced in Exhibit 4.9 hereof dated June 20, 1994.(9)



4.15 Note and Warrant Purchase Agreement, dated as of March 20, 1995, by and among the Company, The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(7)



4.16 Pledge Agreement, dated as of March 30, 1995, by and among the Company, certain of its subsidiaries and SC Fundamental Inc., as agent for and on behalf of The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(7)



4.17 Senior Secured Convertible Note, dated March 30, 1995, from the Company in connection with the Note and Warrant Purchase Agreement referenced in Exhibit 4.15 hereof.(7)



4.18 Senior Secured Convertible Note, dated March 30, 1995, from the Company in connection with the Note and Warrant Purchase Agreement referenced in Exhibit 4.15 hereof.(7)



4.19 Warrant Certificate issued in connection with Note and Warrant Purchase Agreement referenced in Exhibit 4.15 hereof dated March 30, 1995.(7)

4.20 Warrant Certificate issued in connection with Note and Warrant Purchase Agreement referenced in Exhibit 4.15 hereof dated March 30, 1995.(7)


*5        Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers.


10.1 Stockholders Voting Agreement, dated as of February 23, 1994, among the Company, Vanguard Cellular Systems, Inc., S-C Rig Investments III, L.P., Evergreen Canada-Israel Investment & Co., Ltd., Yaron Eitan and Winston Churchill.(5)




10.2 Asset Exchange Agreement, dated as of March 24, 1995, by and between the Company, Metro Net Systems, Inc., NEXTEL Communications, Inc. and certain NEXTEL subsidiaries.(7)



10.3 FHMA-TM- Commercial Subscriber Unit Agreement, dated as of June 8, 1994, by and between the Company and Mitsubishi Consumer Electronics America, Inc.(10)



10.4 FHMA-TM- Portable Subscriber Unit Agreement, dated as of May 19, 1995, by and between the Company and Hughes Network Systems, Inc.(10)


*23.1     Consent of Coopers & Lybrand - Geotek Communications, Inc.


*23.2     Consent of Shachak & Co. -
          PowerSpectrum Technology Ltd.
          Consent of Shachak & Co. -
          Oram Power Supplies (1990) Ltd.
          Consent of Shachak & Co. -
          Oram Electric Industries Ltd.





*23.3          Consent of Touche Ross & Co. -
               National Band Three Limited and predecessor companies


*23.4          Consent of KPMG -
               Band Three Radio Limited


*23.5          Consent of Coopers & Lybrand GmbH -
               Preussag Bundelfunk GmbH

*23.6          Consent of Dusseldorfer Treuhand-Gesellschaft Altenburg & Tewes
               AG -
               DBF Bundelfunk GmbH & Co. Betriebs-KG





23.7      Consent of Klehr, Harrison, Harvey, Branzburg & Ellers (included in
          Exhibit 5)


24 Power of Attorney regarding amendment of this Registration Statement appears on the signature page to the originally filed Registration Statement to which this Amendment No. 1 relates.



____________________________

*    Filed herewith.

(1) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K with respect to events whose earliest date was November 1, 1993.






(2) Incorporated by reference to the Exhibits to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Registration No. 33-72820) filed with the Commission on January 25, 1994.



(3) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated July 5, 1994.



(4) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated August 2, 1994.



(5) Incorporated by reference to the Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.






(6) Incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-3 (Registration No. 33-72820) filed with the Commission on December 10, 1993.



(7) Incorporated by reference to the Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.



(8) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 33-42185) filed with the Commission on August 27, 1993.



(9) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated June 1, 1994.



(10) To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling-person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montvale, New Jersey, on the 19th of May, 1995.


                         GEOTEK COMMUNICATIONS, INC.



                         By:   /s/ Yaron I. Eitan
                              ---------------------------------------
                              Yaron I. Eitan
                              President, Chief Executive Officer and Director





          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been duly signed below by the following persons in the capacities and on the dates indicated.



SIGNATURES                           TITLE                      DATE
- ---------                            -----                      ----


*                                    Chairman of the            May 19, 1995
- -----------------------------        Board; Director
Winston J. Churchill





/s/ Yaron I. Eitan                   President and Chief        May 19, 1995
- -----------------------------        Executive Officer
Yaron I. Eitan                       (Principal Executive
                                     Officer); Director




/s/ Yoram Bibring                    Executive Vice             May 19, 1995
- -----------------------------        President, Chief
Yoram Bibring                        Financial Officer
                                     and Chief Operating
                                     Officer (Principal
                                     Financial and
                                     Accounting Officer)




*                                    Director                   May 19, 1995
- -----------------------------
Walter E. Auch




*                                    Director                   May 19, 1995
- -----------------------------
Jacob Burak




*                                    Director                   May 19, 1995
- -----------------------------
George Calhoun

SIGNATURES                           TITLE                      DATE
- ---------                            -----                      ----


- -----------------------------        Director                   ________, 1995
Purnendu Chatterjee




*                                    Director                   May 19, 1995
- -----------------------------
Haynes G. Griffin




*                                    Director                   May 19, 1995
- -----------------------------
Richard Krants




- -----------------------------        Director                   ________, 1995
Haim Rosen




*                                    Director                   May 19, 1995
- -----------------------------
Kevin W. Sharer




*                                    Director                    May 19, 1995
- -----------------------------
William Spier






*An original Power of Attorney authorizing Yaron I. Eitan and Yoram Bibring, and each of them, to sign any amendment to this Registration Statement on behalf of certain officers and directors of the Registrant was included with the signature pages to the originally filed Registration Statement to which this Amendment
No.  1 relates.




                              By:   Yoram Bibring
                                 -------------------------------
                                 Yoram Bibring, Attorney-In-Fact